                                                              Exhibit 99(a)(iii)


                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 11-K

                     --------------------------------------


               [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]


                  For the Fiscal Year Ended December 30, 2001

                                       OR

             [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
               SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]


Commission File Number 1-3215

                     --------------------------------------

                         JOHNSON & JOHNSON SAVINGS PLAN
                        FOR UNION REPRESENTED EMPLOYEES

                            (Full title of the Plan)

                               JOHNSON & JOHNSON
                          ONE JOHNSON & JOHNSON PLAZA
                        NEW BRUNSWICK, NEW JERSEY 08933

           (Name of issuer of the securities held pursuant to the Plan and the address of its principal executive office)

Item 4.   Financial Statements and Exhibits

      Report of Independent Accountants

      Financial Statements:
            Statements of Net Assets Available for Benefits as of December 31, 2001 and 2000

            Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2001 and 2000

      Notes to Financial Statements

      Supplemental Schedule:
           Form 5500 Schedule H - Part IV - 4I - Schedule of Assets (Held at End of Year) as of December 31, 2001

Consent of PricewaterhouseCoopers LLP, dated June 26, 2002

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                              JOHNSON & JOHNSON SAVINGS PLAN
                              FOR UNION REPRESENTED EMPLOYEES

                              By: /s/ R.J. Darretta
                                 ---------------------------------
                                 R. J. Darretta
                                 Chairman, Pension Committee


June 25, 2002

                         JOHNSON & JOHNSON SAVINGS PLAN
                        FOR UNION REPRESENTED EMPLOYEES

                             _____________________


                            FINANCIAL STATEMENTS AND
                             SUPPLEMENTAL SCHEDULE

                         AS OF AND FOR THE YEARS ENDED
                           DECEMBER 31, 2001 AND 2000

JOHNSON & JOHNSON
SAVINGS PLAN FOR UNION REPRESENTED EMPLOYEES

INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES
AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
________________________________________________________________________________

                                                                      PAGE(S)
Report of Independent Accountants                                       1

Financial Statements:

  Statements of Net Assets Available for Benefits
    as of December 31, 2001 and 2000                                    2

  Statements of Changes in Net Assets Available for
    Benefits for the Years Ended December 31, 2001 and 2000             3

Notes to Financial Statements                                          4-10

Supplemental Schedule:

  Form 5500 Schedule H -- Part IV -- 4I -- Schedule of
    Assets (Held at End of Year) as of December 31, 2001                11

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Pension and Benefits Committees of
Johnson & Johnson

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Johnson & Johnson Savings Plan for Union Represented Employees (the "Plan") as of December 31, 2001 and 2000 and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



June 19, 2002

JOHNSON & JOHNSON
SAVINGS PLAN FOR UNION REPRESENTED EMPLOYEES

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2001 AND 2000




                                                                     2001             2000
ASSETS
   Deposits in Group Annuity Contracts (Notes 2, 5 and 7)         $ 2,449,117     $ 2,243,829
   Investments at fair value (Notes 2, 5 and 6)                    28,930,608      24,729,781
   Investments in Master Trust (Notes 2, 5 and 7)                   6,965,736       7,566,740
   Accrued dividends and interest receivable                           19,274          19,791
                                                                  -----------     -----------
      Net assets available for benefits                           $38,364,735     $34,560,141
                                                                  -----------     -----------








                      See Notes to Financial Statements

JOHNSON & JOHNSON
SAVINGS PLAN FOR UNION REPRESENTED EMPLOYEES

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000




                                                                 2001            2000
ADDITIONS TO NET ASSETS ATTRIBUTED TO:
Investment income:
    Net appreciation in fair value of investments (Note 5)       $ 2,880,078     $ 2,735,116
  Interest                                                           220,528         216,995
  Dividends                                                          394,699         363,700

Contributions:
  Employee contributions (Note 3)                                  2,943,621       2,752,843
  Employer contributions (Note 3)                                    681,952         596,636

Assets Transferred                                                    17,868               -
                                                                 -----------     -----------
  Total additions                                                  7,138,746       6,665,290
                                                                 -----------     -----------
DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
Payments to participants (Note 4)                                  3,176,114       2,420,474
Administrative expenses                                              158,038         142,049
                                                                 -----------     -----------
  Total deductions                                                 3,334,152       2,562,523
                                                                 -----------     -----------
  Net increase                                                     3,804,594       4,102,767

Net assets available for benefits,
  Beginning of year                                               34,560,141      30,457,374
                                                                 -----------     -----------
Net assets available for benefits,
  End of year                                                    $38,364,735     $34,560,141
                                                                 -----------     -----------









                      See notes to financial statements.

JOHNSON & JOHNSON
SAVINGS PLAN FOR UNION REPRESENTED EMPLOYEES

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.   ORGANIZATION

     The Johnson & Johnson Savings Plan for Union Represented Employees (the "Plan") is a defined contribution plan which was established on January 1, 1993 by Johnson & Johnson ("J&J" or the "Company"). The Plan was designed to enhance the existing retirement program of eligible employees covered under collective bargaining agreements with the Company. The funding of the Plan is made through employee and Company contributions. The assets of the Plan are maintained in the Johnson & Johnson Savings Plan Master Trust (the "Trust") and transactions therein are executed by the trustee, State Street Trust Company ("State Street"). The Johnson & Johnson Savings Plan Master Trust is allocated based upon the total of each individual participant's share of the Trust.

     Participants have the option to invest in any one of four investment options which include the Fixed Interest Fund, J&J Stock Fund, U.S. Government Securities ("USGS") Fund and the Diversified Equity Fund.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF ACCOUNTING

     The financial statements of the Plan are prepared under the accrual method of accounting.

     VALUATION OF INVESTMENTS

     Equity investments in the Johnson & Johnson Stock Fund, administered by State Street, are valued at the closing market price on the last business day of the year. The cost of equity investments in the Johnson & Johnson Stock Fund is recorded at the market price of the stock transactions for the day during which the contribution is made.

     The investments in the USGS, Fixed Interest and Diversified Equity Funds represent the Plan's share of assets in the Trust. The USGS Fund consists of short-term obligations that are issued or guaranteed by the U.S. Government. Investments are valued at cost, which approximates market value. Deposits in group annuity contracts in the Fixed Interest Fund are recorded at their contract value, which approximates fair value, because these investments have fully benefit-responsive features. Contract value represents contributions and reinvested income, less any withdrawals plus accrued interest. Participants may direct the withdrawal or transfer of all or a portion of their investment at contract value. However, withdrawals influenced by employer initiated events, such as in connection with the sale of a business, may result in a distribution at other than contract value. There are no reserves against contract values for credit risk of contract issuers or otherwise. The average yield and crediting interest rate of the Fixed Interest Fund was 6.44% for 2001 and 6.05% for 2000. The crediting interest rate for the investment contracts is either agreed-to in advance with the issuer or varies based on an agreed-to formula, but cannot be less than zero.

     Equity investments and corporate obligations in the Diversified Equity Fund, managed by the Capital Guardian Trust Company and J.P. Morgan Investment Management, Inc., are traded on a national securities exchange and are valued at the last reported market sales price on the last business day of the year. Investments in the Diversified Equity Fund are purchased periodically by Capital Guardian Trust Company and J.P. Morgan Investment Management, Inc. based on the

JOHNSON & JOHNSON
SAVINGS PLAN FOR UNION REPRESENTED EMPLOYEES

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

prevailing market values of the underlying investments.

Temporary cash investments are stated at redemption value which approximates fair value.

NET APPRECIATION (DEPRECIATION)
The Plan presents in the Statements of Changes in Net Assets Available for Benefits the net appreciation (depreciation) in the fair value of investments which consists of unrealized appreciation (depreciation) of the underlying investments and realized gains and losses on sales of investments.

PAYMENTS OF BENEFITS
Benefits are recorded when paid.

USE OF ESTIMATES
The preparation of the Plan's financial statements in conformity with accounting principles generally accepted in the United States of America requires the plan administrator to make estimates and assumptions that affect the reported amounts of net assets available for benefits at the date of the financial statements and the changes in net assets available for benefits during the reporting period and, when applicable, disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

RISKS AND UNCERTAINTIES
The Plan provides for various participant investment options in funds which can invest in any combination of stocks, bonds, fixed income securities, mutual funds, and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit. Due to the level of risk associated with ceratin investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants' account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the Statements of Changes in Net Assets Available for Benefits.

NEW ACCOUNTING PRONOUNCEMENTS
In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS
No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS No. 133), as amended. SFAS No. 133 requires that an entity recognize all derivative instruments and measure those instruments at fair value.

The Plan was required to adopt SFAS No. 133 effective January 1, 2001. Management initially was unable to determine the impact of SFAS No. 133 on the Plan financial statements as a result of the inconsistency in accounting literature between SFAS No. 133, requiring derivative instruments to be measured at fair value and the AICPA Audit and Accounting Guide on "Audits of Employee Benefit Plans" and Statement of Position 94-4, "Reporting of Investment Contracts Held by Health and Welfare Benefit Plans and Defined-Contribution Pension Plans," (SOP 94-4) requiring benefit responsive investment contracts (including synthetic GICs) held by defined-contribution pension plans to be measured at contract value.

In October 2001, the Derivatives Implementation Group (DIG) of the FASB tentatively released Implementation Issue C19 (DIG C19), which provides that fully benefit responsive investment

JOHNSON & JOHNSON
SAVINGS PLAN FOR UNION REPRESENTED EMPLOYEES

NOTES TO FINANCIAL STATEMENTS
________________________________________________________________________________

    contracts accounted for under either paragraph 4 or 5 of SOP 94-4 are not subject to SFAS No. 133. The tentative guidance included in DIG C19 has been incorporated into an exposure draft of the amendment of FAS 133. Although this amendment project has yet to be finalized, management believes that it provides the most relevant accounting guidance for fully benefit responsive investment contracts held by defined-contribution pension plans. Accordingly, the Plan has measured all fully benefit responsive investment contracts at contract value at December 31, 2001 and 2000. The FAS 133 amendment project is expected to be finalized during 2002. The Plan holds no other material derivative financial instruments at December 31, 2001 or 2000.

    OTHER

    Interest and dividend income is recorded as earned on the accrual basis. Purchases and sales of investment securities are reflected on a trade-date basis. Gains and losses on sales of investment securities are determined on the average cost method. Third party administrative expenses are paid by the Plan, except costs of entering new investment vehicles which will be paid primarily by the Company.

3.  CONTRIBUTIONS

    Participating employees may contribute a minimum of $0.16 per hour up to a maximum of $2.40 per hour, depending on the negotiated contract rate, of the first forty hours worked in each payroll week. All contributions are on a pre-tax basis. Annual pre-tax contributions may not exceed $10,500 in 2001 or 2000. The Company contributes to the Plan, out of current or accumulated profits, an amount equal to 25% or 50% in 2001 and 25% or 40% in 2000 (depending on the negotiated collective bargaining agreement) of the employee directed contributions on the first $0.16 to $1.20 per hour, directly into J&J common stock.

    Contributions are made to the Plan by participants through payroll deductions and by the Company on behalf of the participants. Employee contributions are to be invested in any of the four investment funds at the direction of the participating employees. All Company contributions are made to the J&J Stock Fund.

4.  PARTICIPANT ACCOUNTS AND BENEFITS

    All participants are fully vested in their contributions and the Company match. The benefit to which a Plan participant is entitled is the amount provided by contributions (Company and participant) and investment earnings thereon (including net realized and unrealized investment gains and losses) which have been allocated to such participant's account balance. Allocations are based on participant's earnings or account balances, as defined.

    Participants may withdraw before-tax contributions only upon meeting certain hardship conditions.

JOHNSON & JOHNSON
SAVINGS PLAN FOR UNION REPRESENTED EMPLOYEES

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

5.   INVESTMENTS

     The following presents investments that represent 5% or more of the Plan's net assets.

                                                        AS OF DECEMBER 31,
                                                   2001                  2000
     Johnson & Johnson Stock Fund*             $28,930,608           $24,729,781

     Diversified Equity Fund                     5,756,356             6,405,424

     Fixed Interest Fund                         2,449,117             2,243,829

     Total of remaining investment accounts,
       each of which was less than 5% of the
       Plan's net assets                         1,209,380             1,161,316
                                               -----------           -----------

                                               $38,345,461           $34,540,350
                                               ===========           ===========

     * Non-participant directed


     During 2001 and 2000, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value by $2,880,078 and $2,735,116 respectively, as follows:

                                                        AS OF DECEMBER 31,
                                                   2001                  2000
     Equities                                   $ (243,555)          $ (105,255)

     J&J Common Stock                            3,123,633            2,840,371
                                                ----------           ----------

                                                $2,880,078           $2,735,116
                                                ==========           ==========


6.   NON-PARTICIPANT-DIRECTED INVESTMENTS

     Included in the J&J Stock Fund are participant and non-participant directed investments. Information about the net assets and the significant components of the changes in net assets relating to this fund is as follows:

                                                        AS OF DECEMBER 31,
                                                   2001                  2000
     Net assets:
          J&J Stock Fund                       $28,931,215           $24,730,717

JOHNSON & JOHNSON
SAVINGS PLAN FOR UNION REPRESENTED EMPLOYEES

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                               FOR THE YEARS ENDED DECEMBER 31,
                                                   2001                 2000
Changes in net assets:
     Contributions                             $ 2,490,005          $ 2,201,410
     Investment income                             350,012              294,257
     Net appreciation in fair value              3,123,633            2,840,371
     Benefits paid to participants              (2,013,296)          (1,649,755)
     Administrative expenses                       (96,971)             (93,211)
     Assets transferred                            347,115               14,800
                                               -----------          -----------
                                               $ 4,200,498          $ 3,607,872
                                               ===========          ===========

7.   INVESTMENTS IN SAVINGS PLAN MASTER TRUST

     The investments in the USGS, Fixed Interest, J&J Stock and the Diversified Equity Funds are included in the Savings Plan Trust. The Trust also includes other funds not part of the Union Plan. The Trust's net assets, income, and expenses are allocated to the Plan based on the total of each participant's share of the four funds of the Trust included in the Plan. The Plan holds approximately 0.95% and 0.94% of the Trust's net assets as of December 31, 2001 and 2000 respectively. Information concerning the Savings Plan Master Trust's investment income and investments held is as follows:


                                                     AS OF DECEMBER 31, 2001
     INVESTMENTS BY TYPE:                         FAIR VALUE           COST
     Interest bearing cash                      $  117,068,720    $  117,068,720
     Government securities                          37,502,467        36,056,366
     Common stocks (common)                      2,195,819,664       767,961,497
     Equities                                      995,845,728       837,310,795
     Deposits in group annuity contracts*          671,161,230       671,161,230
                                                --------------    --------------
                                                $4,017,397,809    $2,429,558,608
                                                ==============    ==============

                                                     AS OF DECEMBER 31, 2000
     INVESTMENTS BY TYPE:                         FAIR VALUE           COST
     Interest bearing cash                      $  137,547,662    $  137,547,662
     Government securities                          31,598,063        30,000,363
     Common stocks                               1,899,050,245       660,830,884
     Equities                                      992,140,689       766,755,736
     Deposits in group annuity contracts*          601,183,330       601,183,330
                                                --------------    --------------
                                                $3,661,519,989    $2,196,317,975
                                                ==============    ==============

     * Stated at cost which approximates fair value.

JOHNSON & JOHNSON
SAVINGS PLAN FOR UNION REPRESENTED EMPLOYEES

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------




                                             FOR THE YEARS ENDED DECEMBER 31,
                                             --------------------------------
INVESTMENT INCOME BY TYPE                         2001                2000
Interest                                   $  43,822,281        $  42,571,642
Dividends                                     37,670,605           34,561,040
Net appreciation (depreciation)              208,126,979          228,690,355
                                             -----------          -----------
                                           $ 289,619,865        $ 305,823,037
                                             ===========          ===========

8.   TAX STATUS

     The Internal Revenue Service has determined and informed the Company by a letter dated April 26, 1996, that the Plan and the Trust are designed in accordance with applicable sections of the Internal Revenue Code ("IRC"). The Plan has been amended since receiving the determination letter. However, the Plan administrator believes that the Plan is designed and is currently being operated in compliance with applicable requirements of the IRC.

9.   TERMINATION PRIORITIES

     The Company has the right to terminate the Plan at any time and in the event the Plan is terminated, subject to conditions set forth in ERISA, the amount of each participant's account balance in the Plan is fully vested.

10.  CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Plan to concentrations of credit risk consist principally of the Fixed Interest Fund holdings in fully benefit-responsive group annuity contracts with insurance and other financial institutions.

     The Fund places its fully benefit-responsive group annuity contracts with high-credit quality institutions and, by policy, limits the amount of credit exposure to any one financial institution. If any of the insurance companies that the group annuity contracts are invested with fail to perform according to the contract, the asset value of the Plan could be impaired.

JOHNSON & JOHNSON
SAVINGS PLAN FOR UNION REPRESENTED EMPLOYEES

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

11.  RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

     The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:


                                                 AS OF DECEMBER 31,
                                               2001              2000
Net assets available for benefits
 per the financial statements               $38,364,735        $34,560,141
Amounts allocated to withdrawing
 participants                                        --           (208,357)
                                            -----------        -----------
Net assets available for benefits per
 the Form 5500                              $38,364,735        $34,351,784
                                            -----------        -----------


                                                FOR THE YEARS ENDED
                                                    DECEMBER 31,
                                               2001              2000
Benefits paid to participants per
 the financial statements                   $3,176,114         $2,420,474

Add: Amounts allocated to withdrawing
 participants at December 31, 2001 and
 2000                                               --            208,357

Less: Amounts allocated to withdrawing
 participants at December 31, 2001 and
 2000                                         (208,357)          (118,294)
                                            ----------          ----------

Benefits paid to participants per the
 Form 5500                                  $2,967,757         $2,510,537
                                            ----------         ----------



Amounts allocated to the withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2001 and 2000 but not yet paid as of that date.

JOHNSON & JOHNSON
SAVINGS PLAN FOR UNION REPRESENTED EMPLOYEES

FORM 5500 SCHEDULE H - PART IV - 4I
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
AS OF DECEMBER 31, 2001                                    SUPPLEMENTAL SCHEDULE
--------------------------------------------------------------------------------

ISSUES                                       COST                     FAIR VALUE

PARTICIPANT-DIRECTED FUNDS*
     USGS Fund                                                     $   1,192,607

     Fixed Interest Fund                                               2,460,540

     Diversified Equity Fund                                           5,761,252

NONPARTICIPANT-DIRECTED FUNDS
     J&J Stock Fund                     $  14,909,186                 28,931,215

     Clearing account                          19,121                     19,121
                                        -------------              -------------
                                        $  14,928,307              $  38,364,735
                                        -------------              -------------

* Cost need not be disclosed for participant-directed funds.

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-52252) of Johnson & Johnson of our report dated June 19, 2002 relating to the financial statements and financial statement schedule of the Johnson & Johnson Savings Plan for Union Represented Employees, which appears in this Form 11-K.



PricewaterhouseCoopers LLP
Florham Park, New Jersey
June 26, 2002.